As filed with the Securities and Exchange Commission on September 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1422237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 A Street

Tacoma, WA 98402-4200

(253) 305-1900

(Address of Principal Executive Offices, Including Zip Code)

Pacific Premier Bancorp, Inc. Amended and Restated 2022 Long-Term Incentive Plan

Heritage Oaks Bancorp, Inc. 2015 Equity Based Compensation Plan

(Full title of the plan)

Kumi Yamamoto Baruffi, EVP, General Counsel and Corporate Secretary

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-4200

(253) 305-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Merger

On August 31, 2025, in accordance with the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2025, by and among Columbia Banking System, Inc., a Washington corporation (“Columbia” or the “Registrant”), Pacific Premier Bancorp, Inc., a Delaware corporation (“Pacific Premier”), and Balboa Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia (“Merger Sub”), Merger Sub merged with and into Pacific Premier (the “Merger”), with Pacific Premier as the surviving corporation (the “Surviving Corporation”), and immediately following the Merger, the Surviving Corporation merged with and into Columbia (the “Second Step Merger”), with Columbia as the surviving entity in the Second Step Merger. Promptly following the Second Step Merger, Pacific Premier Bank, National Association, a national banking association and formerly a wholly owned subsidiary of Pacific Premier, merged with and into Columbia Bank (“Columbia Bank”), an Oregon state-chartered commercial bank and wholly owned subsidiary of Columbia, with Columbia Bank as the surviving bank.

Treatment of Pacific Premier Equity Awards

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding equity award in respect of a share of Pacific Premier, par value $0.01 per share (“Pacific Premier Common Stock”), granted under the Pacific Premier Bancorp, Inc. Amended and Restated 2022 Long-Term Incentive Plan and the Heritage Oaks Bancorp, Inc. 2015 Equity Based Compensation Plan (collectively, the “Pacific Premier Stock Plans”) was generally converted (other than options to purchase shares of Pacific Premier Common Stock granted under the Pacific Premier Stock Plans) into a corresponding award of the Registrant relating to the number of shares of common stock, no par value, of the Registrant (“Common Stock”) equal to the product of (i) the number of shares of Pacific Premier Common Stock subject to the award immediately prior to the Effective Time of the Merger, multiplied by (ii) 0.9150, rounded to the nearest whole share of Common Stock. Each such converted Columbia equity award continues to be subject to the same terms and conditions as were applicable to the corresponding Pacific Premier award immediately prior to the Effective Time, except that, in the case of performance-based restricted stock unit awards in respect of Pacific Premier Common Stock granted under the Pacific Premier Stock Plans, the number of shares of Pacific Premier Common Stock subject to the award immediately prior to the Effective Time was determined based on performance at the 100% (target) level for the applicable performance period.

This Registration Statement registers 1,281,132 shares of Common Stock which may be issuable upon the vesting, settlement or exercise of the equity awards described above under the Pacific Premier Stock Plans. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Pacific Premier Stock Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 25, 2025;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the three months ended March  31, 2025, filed on May 6, 2025, and for the three months ended June  30, 2025, filed on August 6, 2025;

(c) The Registrant’s Current Reports on Form 8-K filed on February 14, 2025, April  2, 2025, April  23, 2025, April  25, 2025, May  15, 2025, May  16, 2025, July  11, 2025, July  22, 2025, August  6, 2025, August  15, 2025, and September 2, 2025 (only those portions deemed filed and not furnished); and

(d) Description of the Registrant’s Common Stock contained in Registrant’s joint proxy statement/prospectus filed on May 28, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 (File No. 333-287607), including any amendments or reports filed for the purpose of updating such documents.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “WBCA”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Sections 23B.08.500 through 23B.08.600 of the WBCA contain specific provisions further relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, provided that any such indemnity shall comply with the provisions of Section 23B.08.320 of the WBCA.

The articles of incorporation of the Registrant provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Registrant within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation of the Registrant also include a provision that limits the liability of directors of the Registrant from any personal liability to the Registrant or its shareholders for conduct not found to have been egregious.

The Registrant has entered into indemnification agreements with certain current directors. These agreements require the Registrant to indemnify these individuals to the fullest extent not prohibited by the Articles, federal and Washington state law, against any and all reasonable expenses (including, without limitation, attorneys’ fees and expenses and any expenses of establishing a right to indemnification), witness fees, judgments, fines, ERISA excise taxes, and amounts paid in settlement actually and reasonably incurred by these individuals in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Columbia or the Bank) to which these individuals are, were, or at any time become a party, or are threatened to be made a party, or are otherwise involved in, by reason of the fact that the individual is or was a director or officer-director of the Registrant. Insofar as indemnification for liabilities arising under certain federal securities laws (including the Securities Act), ERISA and federal banking law violations may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

3.1	Restated Articles of Incorporation of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.1 of Columbia Banking System, Inc.’s Quarterly Report on Form 10-Q for the quarter ended on March 31, 2023, filed on May 9, 2023).

3.2	Amended and Restated Bylaws of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.2 of Columbia Banking System, Inc.’s Quarterly Report on 10-Q for the quarter ended June 30, 2025, filed on August 6, 2025).

4.1	Pacific Premier Bancorp, Inc. Amended and Restated 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Pacific Premier Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 1, 2025).

4.2	Heritage Oaks Bancorp, Inc. 2015 Equity Based Compensation Plan (incorporated by reference to Appendix A to Heritage Oaks Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on April 30, 2015).

5.1	Opinion of Kumi Yamamoto Baruffi (filed herewith).

23.1	Consent of Kumi Yamamoto Baruffi (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (filed herewith).

107	Filing Fee Table (filed herewith).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington on September 2, 2025.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Kumi Yamamoto Baruffi
Name: Kumi Yamamoto Baruffi
Title: Executive Vice President, General Counsel and Corporate Secretary

/s/ Clint E. Stein
Clint E. Stein	Chief Executive Officer (Principal Executive Officer and Director)

/s/ Ronald L. Farnsworth*
Ronald L. Farnsworth*	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Lisa M. White*
Lisa M. White*	Executive Vice President, Principal Accounting Officer & Corporate Controller (Principal Accounting Officer)

/s/ Maria M. Pope*
Maria M. Pope*	Board Chair

/s/ Mark A. Finkelstein*
Mark A. Finkelstein*	Director

/s/ Eric S. Forrest*
Eric S. Forrest*	Director

/s/ Steven R. Gardner*
Steven R. Gardner*	Director

/s/ Randal L. Lund*
Randal L. Lund*	Director

/s/ Luis F. Machuca*
Luis F. Machuca*	Director

/s/ M. Christian Mitchell*
M. Christian Mitchell*	Director

/s/ S. Mae Fujita Numata*
S. Mae Fujita Numata*	Director

/s/ John F. Shultz*
John F. Schultz*	Director

/s/ Elizabeth W. Seaton*
Elizabeth W. Seaton*	Director

/s/ Jaynie M. Studenmund*
Jaynie M. Studenmund*	Director

/s/ Hilliard C. Terry, III*
Hilliard C. Terry, III*	Director

/s/ Anddria Varnado*
Anddria Varnado*	Director

*	By power of attorney